Exhibit 99.1

Capacity Constraints Continue to Loosen for Suzhou Erye Pharmaceuticals as a New Production Line is Approved by the China SFDA

Jun 13 2011

NeoStem, Inc. ("NeoStem" or the "Company") (NYSE Amex: NBS), an international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units – U.S. adult stem cells, China adult stem cells, and China pharmaceuticals, announced that its Suzhou Erye Pharmaceutical subsidiary ("Erye") has received approval from the State Food and Drug Administration (SFDA) in China for its sixth major production line which is responsible for the production of over 20 finished pharmaceutical products, 80% of which are on the National Insurance Drug List. The combined production lines now certified by the SFDA are six of eight planned and were responsible for approximately 99% of Erye’s 2010 revenues. In 2010, Erye reported full year sales of close to $70 million, generating approximately $10 million in earnings. Erye reported sales of over $18 million for Q1-2011. This represents an increase of 15% versus the same period a year ago and 43% versus the same period two years ago. More importantly, the capacity constraints associated with Erye operating out of its former facility have been removed.

NeoStem's Chairman and CEO, Dr. Robin L. Smith, commented, “The Chinese pharmaceutical market, which is the third largest in the world, has estimated sales of over $50 billion for 2011, and is expected to double in the next five years. This significant forecasted growth was an important consideration in our agreeing to reinvest our dividends into the company to support the relocation so that Suzhou Erye can be positioned to capture this growth and maximize the value of NeoStem’s 51% interest in Suzhou Erye. Based on the capacity of the new facility, and anticipated volume growth, Erye’s top line revenues should see solid growth in the years ahead and NeoStem’s management will consider our multiple options to realize the benefits of this increasingly valuable asset."

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development and manufacturing of cell-based therapies in the U.S.  Its January 2011 acquisition of Progenitor Cell Therapy, LLC ("PCT") is central to the Company's strategic mission of capturing the paradigm shift to cell therapy.  The acquisition of PCT gives NeoStem not only access to a world class contract manufacturing cell therapy company but provides a platform and expertise around the evaluation, development and regulatory requirements to develop autologous, allogeneic, immunomodulatory and vaccine-based therapeutics. NeoStem also holds the worldwide exclusive license to VSEL(TM) Technology, which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem owns 80% of Athelos Corporation, a company developing a T-cell therapeutic with potential in a range of auto-immune conditions such as graft versus host disease, asthma and diabetes. Furthermore, NeoStem is building its Chinese presence by establishing an operations lab for cell-based manufacturing in Beijing as well as commercializing cellular therapies in China through the establishment of a network of hospitals.  NeoStem also owns a majority-interest in Suzhou Erye Pharmaceutical Company Limited, a world class manufacturing and distribution operation of generic antibiotics in China.

For more information, please visit: http://www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's strategy, including with respect to the growth expectations at its Erye subsidiary, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including the effects of competition from larger nationally and privately owned suppliers and others in the markets that Erye serves, the effects of the National Essential Drug System and other changes in the Chinese regulatory environment and anticipated pressure on pricing from such system and changes, Erye's ability to maintain sales and margins of its historic products which have been on the market for a number of years, Erye's ability to acquire or develop new drug products and obtain regulatory approvals for their distribution, Erye's ability to maintain margins notwithstanding increased human resources and other costs, including the costs of a larger facility, Erye's ability to generate free cash flow notwithstanding future plant expansion and other capital needs, the ability of the Company to realize on its investment in Erye through distributions, divestiture or other strategic alternatives, and the "Risk Factors" described in the Company's Annual Report on Form 10-K  filed with the Securities and Exchange Commission on April 6, 2011, as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

For more information, please contact:
NeoStem, Inc.
Robin Smith, CEO
Phone: +1 (212) 584-4174
E-mail: rsmith@neostem.com
http://www.neostem.com